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Exhibit 99.1

        [EarthLink Letterhead]

                                , 2003

Dear Current or Former 401(k) Plan Participant:

        This letter and the accompanying document called a "Prospectus" contain important information.

        EarthLink is sending you these materials because you are a current or former participant in the EarthLink (or MindSpring) 401(k) Plan and you elected to purchase EarthLink common stock in the 401(k) Plan during the period from February 4, 2000 through July 15, 2002. EarthLink is offering to buy back from you this EarthLink common stock at the original purchase price, plus interest, and/or reimburse you for losses you may have incurred if you already sold the stock. This offer is called a "rescission offer."

        EarthLink is conducting the rescission offer because the EarthLink common stock was not registered by EarthLink under the federal securities laws in a timely manner.

        In order to help you understand this offer, you will find the following information contained in this package after this letter:

        A. Summary Chart: This chart is intended to give you a broad overview of what is happening and how the offer may affect you.

        B. The Prospectus: This document contains information to help you decide whether or not you should accept the rescission offer. This Prospectus is composed of a few parts:

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  Questions and Answers: This part of the Prospectus will answer how the offer works, how to accept the offer, how to reject the offer, what effect accepting the offer will have on you, information if you no longer have a 401(k) Plan account and how to get more information.

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  More Information: This part will tell you where you can go to get more information, documents that are made part of the Prospectus and information on EarthLink and the price of its common stock.

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  The Rescission Offer: This part provides detail about the offer itself.

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  Examples: This part of the Prospectus illustrates how the offer works, in example form.

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  Appendix A: Acceptance Form A: This is the form that you will use if you want to accept the rescission offer and you still hold shares in the 401(k) Plan or sold those shares at a loss.

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  Appendix B: Acceptance Form B: This is the form that you will use if you want to accept the rescission offer and took a distribution in stock certificates.

        C. The "Transaction Statement": This Statement will show your salary deferral and rollover transactions (such as purchases, sales and/or distributions) involving EarthLink common stock in your 401(k) Plan account during the period. This information should also assist you in determining whether to accept the rescission offer.

        If you accept the rescission offer but the amount you would receive per share of EarthLink common stock is less than the trading price of the common stock on the date the rescission offer expires, your acceptance of the rescission offer will be rejected.

        THE RESCISSION OFFER DEADLINE IS                        , 2003. IF YOU WANT TO ACCEPT THE RESCISSION OFFER, YOUR ACCEPTANCE FORM MUST BE RECEIVED AT THE ADDRESS INDICATED ON THE APPLICABLE ACCEPTANCE FORM ON OR BEFORE THIS DEADLINE.

        We encourage you to read the entire "Prospectus" for complete information. However, if you still have questions after reading this material, we have established a phone number to provide you with

information. Please call                    between the hours of        am to        pm (ET), Monday through Friday.

        Also contained in the attached Prospectus is an "Important Notice Concerning Your Rights Under the EarthLink, Inc. 401(k) Plan" relating to a "blackout period" during which the rights of 401(k) Plan participants to direct or diversify an investment in or out of EarthLink common stock will be temporarily suspended if they accept the rescission offer.

Very truly yours,
Charles G. Betty Chief Executive Officer

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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SUMMARY CHART

        This chart is provided to give a brief overview of the rescission offer. Specific details of the offer are contained in the Prospectus. In the event of any conflict between this chart and the information presented in the Prospectus, the Prospectus will govern.

What happens if you accept the rescission offer?

If you are	And you	Then EarthLink will	And the EarthLink deposit will be invested
An active employee who has an	still hold shares of EarthLink common stock that you purchased from February 4, 2000 through July 15, 2002 (the "Period") in your 401(k) Plan account	repurchase those shares in exchange for a cash deposit to your 401(k) Plan account in the amount of your original purchase price of those shares, plus interest [this will not happen if the deposit per share repurchased is less than the fair market value of EarthLink common stock on the date the rescission offer expires]	in your 401(k) Plan account according to the same
EarthLink 401(k) Plan account balance
	sold shares of EarthLink common stock that you purchased during the Period at a loss (resulting from a transfer from the EarthLink stock fund to another fund, a cash distribution from the 401(k) Plan, or taking a loan from the 401(k) Plan)	make a cash deposit to your 401(k) Plan account for the difference between (a) the original purchase price of those shares and (b) the sale price of those shares, plus interest	investment instructions you have on file with Putnam

If you are	And you	Then EarthLink will	And the EarthLink deposit will be invested
A former employee who has an	still hold shares of EarthLink common stock that you purchased during the Period in your 401(k) Plan account	repurchase those shares in exchange for a cash deposit to your 401(k) Plan account in the amount of your original purchase price of those shares, plus interest [this will not happen if the deposit per share repurchased is less than the fair market value of EarthLink common stock on the date the rescission offer expires]	in your 401(k) Plan account in the
EarthLink 401(k) Plan account balance
	sold shares that you purchased during the Period at a loss (resulting from a transfer from the EarthLink stock fund to another fund, a cash distribution from the 401(k) Plan, or taking a loan from the 401(k) Plan)	make a cash deposit to your 401(k) Plan account for the difference between (a) the original purchase price of those shares and (b) the sale price of those shares, plus interest	Putnam Money Market Fund

If you are	And you	Then EarthLink will	And the EarthLink deposit will be invested
	sold shares of EarthLink common stock that you purchased during the Period at a loss in the 401(k) Plan account (resulting from a transfer from the EarthLink stock fund to another fund, a cash distribution from the 401(k) Plan, or taking a loan from the 401(k) Plan)	establish a new 401(k) Plan account for you and make a cash deposit to your 401(k) Plan account in the amount of the difference between (a) the original purchase price of those shares and (b) the sale price of those shares, plus interest

A former employee who no longer has an EarthLink 401(k) Plan account	took a distribution from the 401(k) Plan and requested that Putnam send you stock certificates for the shares of EarthLink common stock you purchased during the Period and you still hold the shares	repurchase those shares in exchange for a cash payment to you for your original purchase price of those shares, and establish a new 401(k) Plan account for you and make a cash deposit to your new 401(k) Plan account for interest on your contributions [this will not happen if the amount payable to you plus interest to be deposited to your new 401(k) Plan account in the aggregate is less per share than the fair market value of EarthLink common stock on the date the rescission offer expires]	in your 401(k) Plan account in the Putnam Money Market Fund

	took a distribution from the 401(k) Plan and received stock certificates for the shares purchased during the Period and have since sold those shares at a loss	make a cash payment directly to you in the amount of the difference between (a) the original purchase price of those shares and (b) the sale price of those shares and establish a new 401(k) Plan account for you and make a cash deposit to your new 401(k) Plan account for interest

What happens if you reject the rescission offer?

        There will be no change in your 401(k) Plan account. The shares of EarthLink common stock will remain in your 401(k) Plan account as registered shares, and this rescission offer will not affect your ability to sell these shares.

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SUMMARY CHART